CannaSys, Inc. Enters Exclusive Licensing Agreement Delivering Automated Marketing Platform Technology to Cannabis Industry

Denver, CO — February 12, 2015 — CannaSys, Inc. (“CannaSys”) (OTCQB: MJTK), a provider of technology solutions to the regulated cannabis industry, is pleased to announce that it has entered into an exclusive licensing agreement with Loyl.Me, an established provider of automated marketing and customer relationship management software.

The licensing agreement allows CannaSys the opportunity for perpetual and exclusive rights and ability to provide the cannabis community a convenient, cost-effective, and streamlined technology that is widely used in the non-cannabis industry.  The technology is being branded as “CannaCash BumpUp” and additional information can be found at www.cannacash.com.

As more states adopt safe-access laws to medical and recreational cannabis, traditional business tools are needed specifically designed for strategic management and relationship marketing and to allow the cannabis community to benefit from developing purchasing habits. “Marketing, seamless communications and strategic analytics are the cornerstone for a successful business. We see the cannabis industry becoming more competitive as operators seek to differentiate themselves from others in the industry.  With the integration of Loyl.Me’s technology, cannabis operators, channel partners and consumers can take advantage of traditional marketing solutions otherwise not widely offered to the cannabis community. Building customer loyalty and retaining customers is a critical component in any company’s success,” said Brandon Jennewine, Chief Executive of CannaSys.

Founder and Chief Executive of Loyl.Me Dion Gonzales stated: “As we continue to expand in traditional retail and payments segments, this sector is poised for explosive growth and CannaSys possesses the industry expertise to successfully deliver our mobile loyalty, CRM (Customer Relationship Management) and automated marketing platform.  We are very pleased to have found a strategic partner to roll-out our software in the cannabis sector while we maintain a respectful delineation between the expanding cannabis industry and our traditional clients.”

The core functionality of the software focuses resources toward market-perceived quality and pricing providing successful customer retention strategy via a cost-effective marketing technology platform.  For consumers, the technology allows for anonymity, maintaining customer benefits for long-term relationships, and self-directed marketing, to take advantage of the competitive nature of the cannabis industry.

About CannaSys, Inc.

CannaSys, Inc. creates, develops, and commercializes innovative technology to solve problems, create opportunities, and streamline the connections among producer, seller, and consumer/patient segments in the cannabis industry.  CannaSys has developed three core offerings to date and is working for industry adoption and monetizing the current set of software and service offerings.  CannaSys plans to develop, acquire, and build partnerships in order to bring innovative software solutions to market in both established and developing medical and recreational cannabis states.  For further information, please visit www.cannasys.com.

About Loyl.Me LLC

Loyl.Me LLC transforms ordinary customer interactions into extraordinary relationships with automated marketing software that provides value to consumers, merchants and providers.  Loyl.Me has a history of successfully delivering first-to-market products and serving companies ranging from “Moms-and-Pops” to the Fortune 500, domestically and internationally.  Loyl.Me will continue to enhance its platform with increased automation and intelligence for both brick-and-mortar and ecommerce merchants.  To learn more, visit www.Loyl.me.

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of CannaSys’s products, increased levels of competition for CannaSys, new products and technological changes, CannaSys's dependence on third-party suppliers, and other risks detailed from time to time in the CannaSys periodic reports filed with the Securities and Exchange Commission.

Contact:

CannaSys, Inc.
Daniel Rogers
Tel:  1-800-420-4866
Email: dan@cannasys.com
Web:  www.cannasys.com